INTUIT INC. PERFORMANCE INCENTIVE PLAN

Amended and Restated effective October 28, 2020

1.Overview: Intuit Inc.’s Performance Incentive Plan (“IPI”) is a program under which Intuit pays discretionary c ash bonus awards to select employees. Awards, if any, are paid annually. The amount of an Award, if any, is based upon the employee’s bonus target, the performance of Intuit or any portion thereof, as applicable, during the plan year, the employee’s performance during the plan year, and the bonus pool made available for payments under the IPI for the applicable plan year.
2.Purposes
The IPI is a component of Intuit’s overall strategy to pay its employees for performance. The purposes of IPI are to: (i) attract and retain top performing employees; (ii) motivate employees by tying compensation to the performance of Intuit or any portion thereof, as applicable; and (iii) reward exceptional individual performance that supports overall Intuit objectives.
3.Definitions

a.“Award” means any cash bonus payment made under the IPI.
b.“CEO” means Intuit’s Chief Executive Officer.
c.“Code” means the Internal Revenue Code of 1986, as amended.
d.“Compensation Committee” means the Compensation and Organizational Development Committee of the Board of Directors of Intuit Inc.
e.“Intuit” means Intuit Inc. and its subsidiaries, including its subsidiaries which are incorporated outside of the United States of America, as well as branches, representative or liaison offices registered outside of the United States of America.
f.“Participant” means an employee to whom an Award is granted under the IPI.
g.“Section 409A” means Section 409A of the Code and the regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the effective date hereof.
h.“Senior Officers” means the CEO, Chief Financial Officer, any Executive Vice President, any other officer who is an officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and any Senior Vice President that reports directly to the CEO.
4.Eligibility

Unless otherwise required by applicable law, all employees of Intuit who are on the payroll of Intuit are eligible to participate in the IPI for a plan year, except for employees who (a) are classified as seasonal employees, (b) are classified as interns/project employees, (c) participate in other incentive compensation plans that specifically exclude an employee’s participation in the IPI, including, but not limited to, sales incentive compensation plans and contact center incentive compensation plans, (d) participate in an incentive compensation plan sponsored by Intuit for international employees that is designed to provide a cash incentive benefit to such employees comparable to or in lieu of the IPI, (e) work for Intuit on a purely commission basis, (f) commence employment pursuant to an offer letter which excludes participation in the IPI, (g) as otherwise determined by the Compensation Committee at any time in its sole discretion, or (h) as otherwise determined under Section 10. Participants in the IPI are not eligible to participate simultaneously in any other cash bonus or cash incentive plan, unless the Compensation Committee (with respect to Participants who are Senior Officers) or the Officer in charge of Human Resources or his or her delegate (with respect to other Participants) otherwise specifically approves such participation. An employee must commence employment or otherwise become eligible to participate in the IPI no later than March 31st of the applicable plan year to be eligible for an Award for such plan year. Being a Participant does not entitle the individual to receive an Award. Awards, if any, may become payable to Participants who meet the criteria set forth in Section 6 below.
5.Plan Year
The IPI operates on a fiscal year basis (August 1 through July 31).
6.Bonus Awards
Awards are discretionary payments. Unless otherwise required by applicable law or as set forth in the terms of a Participant’s employment agreement with Intuit, a Participant must be an active employee in good standing and on the payroll of Intuit on July 31st of the applicable plan year to receive a bonus payment for that plan year. Except as set forth in the terms of a Participant’s employment agreement with Intuit, a Participant who is not actively employed and on Intuit’s payroll for any reason on July 31st of the applicable plan year is not entitled to a partial or pro rata Award for such plan year, unless otherwise required by applicable law. Intuit may make exceptions in its sole discretion; provided, however, any such exception must be made by the Compensation Committee (with respect to Participants who are Senior Officers) or the Officer in charge of Human Resources or his or her delegate (with respect to other Participants). There is no minimum award or guaranteed payment. Awards are calculated at the discretion of the Compensation Committee after (1) considering the corporate and financial goals of Intuit or any portion thereof, as applicable, the Participant’s bonus target and performance for the plan year, and other factors considered to be relevant by the Compensation Committee, and (2) the bonus pool has been determined and made available for Awards under the IPI for the plan year.
a.Bonus Targets:
i.For each Participant who is paid an annual salary, his or her bonus target shall be established as a percentage of the Participant’s annual base salary. For each Participant who is paid on an hourly basis, his or her bonus target shall be established as a percentage of the Participant’s projected annual hourly pay based on the number of hours that the Participant is expected to work. A Participant who is not a Participant for an entire plan year may have his or her bonus target calculated with respect to a portion of his or her annual base salary or projected annual hourly pay for such plan year. To the extent required by applicable law, if a Participant has received overtime pay, Intuit will take such pay into consideration in the calculation of the Award.
ii.When an employee becomes a Participant, he or she shall be advised of his or her bonus target for the applicable plan year.

iii.The Compensation Committee shall establish individual bonus targets for Senior Officers who are Participants. The CEO may establish individual bonus targets for other officers who are Participants. Bonus targets for other employees whose bonus targets are not established by the Compensation Committee or the CEO shall be established by the Officer in charge of Human Resources or his or her delegate in consultation with the CEO.
iv.A Participant’s bonus target for a plan year may be determined based upon a variety of factors, including the corporate and financial goals of Intuit or any portion thereof, his or her base salary or base pay, position or level. A bonus target does not guarantee that an Award will be made or, if an Award is made, that it will be made at the target rate.
b.Performance Goals for Senior Officers: The following provisions shall apply with respect to Awards for Participants who are Senior Officers.
i.The Compensation Committee shall establish performance goals applicable to a particular fiscal year (or performance period) at a time when the outcome of the performance goals is substantially uncertain.
ii.A performance goal applicable to a fiscal year (or performance period) shall be stated in terms of a particular performance criteria, or growth or other changes in the amount, rate or value of one or more performance criteria, either individually, alternatively or in any combination, applied to either Intuit as a whole or to a business unit, division, business segment or function or subsidiary, either individually, alternatively or in any combination, and measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, either based upon Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Compensation Committee.
iii. The Compensation Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

iv. The Compensation Committee shall base performance goals on one or more business criteria. In the event performance goals are based on more than one business criterion, the Compensation Committee may determine to make Awards upon attainment of the performance goal relating to any one or more of such criteria, provided the performance goals, when established, are stated as alternatives to one another at the time the performance goal is established.
v.The Compensation Committee shall certify, in writing, if and the extent to which the performance goal or goals have been satisfied before the Award is paid. The Compensation Committee may appropriately adjust any evaluation of performance under a performance goal.
c.Determination of a Bonus Award Amount:
i.The amount of an Award, if any, to a Participant who is a Senior Officer shall be determined by the Compensation Committee, in consultation with the CEO (other than with respect to the CEO’s Award and the Executive Chairman of the Board’s Award). The amount of an Award, if any, to a Participant who is not a Senior Officer shall be determined by the executive leader of the Participant’s business unit or functional group and CEO in consultation with the Participant’s direct manager and the Officer in charge of Human Resources or his or her delegate.
ii.A Participant’s Award, if any, may be linked to an assessment of the achievement of corporate and financial goals of Intuit or any portion thereof and the Participant’s total job performance for the applicable plan year. Factors that may be considered, include but are not limited to, what the Participant does to advance Intuit’s success and how the Participant does it, especially leadership, balance of short-term actions with long-term goals, resource allocation and maintenance by the Participant of focus on Intuit while prioritizing the needs of customers, employees and stockholders. Notwithstanding the foregoing or anything in the IPI to the contrary, the amount of the bonus, if any, payable to a Participant under the IPI shall be determined in the sole discretion of Intuit (by the applicable decision maker(s) described in Section 6(b)(i) above), which determination may be based on the foregoing assessment or any other considerations deemed appropriate.
iii.There is no minimum amount of an Award that may be paid to a Participant for a plan year. During any Intuit fiscal year, no Participant shall receive an Award of more than $5,000,000. Subject to the terms and conditions of Section 6, at Intuit’s discretion, an Award amount may be prorated based on the length of a Participant’s service or other factors; provided, however, that decisions relating to Senior Officers must be made by the Compensation Committee.
iv.Intuit shall withhold all applicable federal, state, local and foreign taxes required by law to be withheld relating to the receipt or payment of any Award.

d.When Awards are Paid: The timing for payment of an Award shall be determined by the Officer in charge of Human Resources or his or her delegate in consultation with the CEO and other senior management of Intuit. Except to the extent required by applicable law, a Participant has no right to an Award or any portion thereof until it is earned upon being determined in accordance with Section 6(b). Notwithstanding the foregoing, in the event of an administrative error in the calculation or payment of an Award to a Participant, Intuit reserves the right to seek recovery from a Participant of an erroneously paid excessive bonus amount. Once an Award is no longer subject to a “substantial risk of forfeiture” (as determined pursuant to Section 409A), then it shall be paid not later than the later of: (i) 2½ months after the end of Intuit’s first taxable year when the Award is no longer subject to such “substantial risk of forfeiture,” or (ii) 2½ months after the end of such Participant’s first taxable year when the Award is no longer subject to such “substantial risk of forfeiture”; unless a later date is established by Intuit, or Intuit permits the Participant to designate a later date, in either case only as permitted under Section 409A. Except as expressly provided herein, the payment of an Award requires that the Participant be an active employee and on Intuit’s payroll on the last day of the Performance Period to receive any portion of the Award. Exceptions to the foregoing requirement may be made in the case of (A) death or disability, (B) as provided in a Participant’s employment agreement, if any, or (C) in the case of a corporate change in control as determined by an authorized person under Section 10 in its sole discretion.
e.Clawback: In the event that Intuit issues a restatement of its financial results for a period in the last three fiscal years with respect to which an Award was determined after payment of such Award to a Senior Officer, which restatement decreases the level of achievement of one or more performance goals from the level(s) previously certified by the Compensation Committee, then, in the discretion of the Compensation Committee, such Participant will be required to deliver to Intuit, within 30 days after such Participant’s receipt of written notification from Intuit, an amount in cash equal to the amount of the Award that would not have been paid to the Participant based on the restated financial results.
7.Unfunded
The IPI is not funded. Awards, if any, shall be made from the general assets of Intuit and paid in the form of cash. To the extent any person acquires a right to receive payments from Intuit under this Plan, such rights shall be no greater than the rights of an unsecured creditor of Intuit’s. No trust, account or other separate fund or segregation of assets will be established for payments pursuant to the Plan.

8.Approval of Funding: The Compensation Committee shall determine in its sole discretion the amount of funds that shall be made available for Awards based on the performance of Intuit or any portion thereof for the applicable plan year, but which may not in any event exceed 150% of the bonus targets for all Participants who are not Senior Officers, calculated on an aggregate, company-wide basis. The performance of Intuit or any portion thereof for this purpose may be measured in a number of ways, including: financial measures, such as revenue and operating income; qualitative measures, such as accomplishments to position the business for the future; the year’s market conditions; stockholder returns; and progress of Intuit’s business model. Intuit shall have no obligation to pay any Awards simply because the Compensation Committee has determined that a certain sum has been made available from which to pay Awards. But in no event may the amount of the aggregate Awards paid under the IPI for a given plan year exceed the amount of funds made available by the Compensation Committee.
9.Amendment or Termination
Each of the Compensation Committee and the Board has the authority to terminate, change, modify or amend the provisions of the IPI at any time in its sole discretion, including during or after a plan year, which termination, change, modification or amendment may have retroactive effect. Furthermore, the CEO, Chief Financial Officer and Officer in charge of Human Resources each individually has the authority to make amendments to the IPI that do not significantly increase the cost of the IPI or increase or create the opportunity for an increase in the amount which a Senior Officer receives under the Plan, and which in such individual’s determination (a) clarify the terms of the IPI; (b) assist in the administration of the IPI; (c) are necessary or advisable for the IPI to comply with applicable law; or (d) are necessary or advisable for Awards to be exempt from or comply with the requirements of Section 409A.
10.Administration and Discretion
The Compensation Committee, and except as otherwise required for Senior Officers under the Charter of the Compensation Committee or as otherwise expressly provided in the IPI, the CEO and the officer in charge of Human Resources or his or her delegate, each have the discretion to: (a) adopt such rules, regulations, agreements and instruments as deemed necessary to administer the IPI; (b) interpret the terms of the IPI; (c) determine an employee’s eligibility under the IPI; (d) determine whether a Participant is to receive an Award; (e) determine the amount of any Award to a Participant, if any; (f) determine when an Award is to be paid to a Participant and whether any such Award should be prorated based on the Participant’s service or other factors; (g) determine whether an Award will be made in replacement of or as an alternative to any other incentive or compensation plan of Intuit or of an acquired business unit or corporation; (h) grant waivers of IPI standard procedures and policies; (i) correct any defect, supply any omission, or reconcile any inconsistency in the IPI, any Award or any notice to Participants or a Participant regarding Awards; and (j) take any and all other actions as deemed necessary or advisable for the proper administration of the IPI, including any actions deemed necessary or advisable for compliance with local laws.
11.Participation Provides No Guarantee of Employment
Except where prohibited or to the extent limited by local law, employment at Intuit is at-will. Participation in the IPI in no way constitutes an employment contract conferring either a right or obligation of continued employment.
12.Nature of Participation; No Entitlement; No Claim for Compensation
The IPI is established voluntarily by Intuit Inc.; it is discretionary in nature and may be modified, amended, suspended or terminated as provided in Section 9 at any time. Participants have no right or entitlement to compel Intuit to exercise its discretion in favor of a Participant or in any other manner. Any payment of a bonus under the IPI is voluntary and occasional and does not create any contractual or other right to receive future grants of bonuses, or benefits in lieu thereof, even if bonuses have been granted under the IPI or similar plans repeatedly in the past. All decisions with respect to any future bonus payments, if any, will be at the sole discretion of Intuit. Participation in the IPI is voluntary. Any bonus payment under the IPI is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Intuit (including, as applicable, a Participant’s employer) and which is outside the scope of a Participant’s employment contract, if any. Any bonus payment under the IPI is not part of normal or expected compensation or salary for any purpose, including calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by Intuit for the account of the Participant under the Plan.
13.Section 409A: The IPI is intended to be exempt from Section 409A and shall be administered and interpreted accordingly. Notwithstanding any other provision of the IPI, if any provision of the IPI conflicts with the requirements of Section 409A, the requirements of Section 409A shall supersede any such provision. In no event will Intuit be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.
14.Governing Law: The IPI will be governed by and construed in accordance with the laws of the State of California, without regard to choice of law principles of California or other jurisdictions. Any action, suit, or proceeding relating to the IPI, any bonus target or Award shall be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.
15.Interpretation: Headings are for convenience only and are not deemed to be part of the IPI. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in the IPI, shall refer to the IPI as a whole and not to any particular provision of the IPI. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of the IPI. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in the IPI refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Approved by the
Compensation and Organizational Development Committee
On October 28, 2020